Exhibit 10.43

SUBLEASE

     THIS SUBLEASE (this “Sublease”), dated as of August 5, 2004 (the “Execution Date”), is entered into by and between SIEBEL SYSTEMS, INC., a Delaware corporation (“Sublandlord”), and ONYX PHARMACEUTICALS, INC., a Delaware corporation (“Subtenant”).

1. BASIC PROVISIONS.

     1.1 Sublease Premises: The “Sublease Premises” under this Sublease consists of approximately 23,222 rentable square feet located on the 12th floor in the building commonly known as Watergate Office Towers IV, located at 2100 Powell Street, Emeryville, California (“Building”). The Sublease Premises are a portion of those certain premises (“Master Premises”) containing approximately 298,089 rentable square feet which are demised pursuant to the Master Lease to Sublandlord. The Sublease Premises are depicted on Exhibit A to this Sublease.

     1.2 Master Landlord: CA-Emeryville Properties Limited, a Delaware limited partnership.

     1.3 Master Lease: Lease dated August 16, 1999 (“Original Lease”) as amended by (i) Amendment Number One to Lease, dated as of October 26, 2000 (“First Amendment”); (ii) Amendment Number Two to Lease dated as of June 29, 2001 (“Second Amendment”); and (iii) Third Amendment dated as of September 26, 2003, (“Third Amendment”), a copy of which is attached hereto as Exhibit B.

     1.4 Term: This Sublease shall begin on the Commencement Date and end on the Expiration Date (“Term”), unless terminated earlier in accordance with the terms and conditions of this Sublease. Promptly following a request therefor, Subtenant agrees to execute a Sublease Commencement Date Certificate in the form attached as Exhibit D setting forth the actual Commencement Date and the Expiration Date.

     1.5 Commencement Date: Estimated to be November 1, 2004, but in any case upon the date which is the later of (i) the date Sublandlord tenders possession of the Sublease Premises to Subtenant or (ii) the date the Master Landlord gives its consent to this Sublease, provided that, subject to Section 3.5, in the event that Subtenant occupies prior to the time Master Landlord grants its consent, the date such occupancy commences shall be the Commencement Date. Notwithstanding the foregoing, Subtenant shall have no obligation to accept possession of the Sublease Premises prior to October 15, 2004.

     1.6 Expiration Date: February 28, 2010.

     1.7 Base Rent: As of the Commencement Date, the schedule of Base Rent payable with respect to the Sublease Premises is as follows:

	Monthly
	Rate
	Per Square			Monthly
Months	Foot	Annual Base Rent		Base Rent

Months 1 – 12	$1.90	$529,461.60	*	$44,121.80 *
Months 13-24	$1.95	$543,394.80		$45,282.90
Months 25-36	$2.00	$557,328.00		$46,444.00
Months 37-48	$2.05	$571,261.20		$47,605.10
Months 49-60	$2.10	$585,194.40		$48,766.20
Months 61-64	$2.15	$599,127.60		$49,927.30

*Subject to abatement as provided in Section 4.7 below.

     1.8 Subtenant’s Share: Subtenant’s Share is deemed to be a fraction, the numerator of which is the rentable square footage of the Sublease Premises, and the denominator of which is the rentable square footage of the Master Premises. As of the Execution Date, Subtenant’s Share is 7.79% percent.

1.9	Subtenant’s Use: General office.

1.10	Subtenant’s Address:	2100 Powell Street, Suite 1200
Emeryville, California 94608
Attn: Greg Giotta
Vice President, Chief Legal Counsel

1.11	Sublandlord’s Address:	2207 Bridgepointe Parkway
San Mateo, California 94404
Attn: Vice President, Real Estate and
Facilities
	With a copy to:	2207 Bridgepointe Parkway
San Mateo, California 94404
Attn: Vice President, Legal Affairs
	and to:	Jones Lang LaSalle
Two Mellon Center, Suite 925
Pittsburgh, Pennsylvania 15212

     1.12 Security Deposit. $49,927.30

     1.13 Parking: Three (3) unreserved parking spaces per 1,000 rentable square feet (i.e., 69 unreserved parking spaces), subject to the terms of Section 2.4, below.

1.14 Brokers:	For Sublandlord:	Cushman & Wakefield and Jones Lang LaSalle
	For Subtenant:	Aegis Realty Partners

     1.15 Definitions: Each of the terms in Section 1 is used in this Sublease as a defined term and has the meaning given in such section. Other capitalized words and phrases for which no definition is given in this Sublease shall have the meanings given them in the Master Lease. Unless otherwise indicated, all section references are to the sections of this Sublease.

2. DEMISE OF SUBLEASE PREMISES; LICENSE OF FURNITURE.

     2.1 Sublandlord hereby subleases the Sublease Premises to Subtenant, and Subtenant hereby subleases the Sublease Premises from Sublandlord, subject to the terms and conditions of this Sublease. Subtenant represents and warrants to Sublandlord that: (a) Subtenant is familiar with the provisions of the Master Lease insofar as it pertains to the Sublease Premises and Subtenant’s use and occupation thereof under this Sublease; (b) Subtenant has the right and power to execute and deliver this Sublease and to perform its obligations hereunder; (c) the person or persons executing this Sublease for Subtenant are fully authorized to so act and no other action is required to bind Subtenant to this Sublease; and (d) Subtenant is duly organized and in good standing in its state of formation and is authorized to conduct business in the state where the Sublease Premises are located.

     2.2 The Sublease hereunder also includes (i) the license to use, without charge, Sublandlord’s cubicles, and all other office furniture located within the Sublease Premises during the Term, a list of which is attached hereto and incorporated herein as Exhibit C (the “Furniture”); and (ii) the license to use the cabling within the Sublease Premises for access to Subtenant’s LAN and for internet access. Subtenant agrees that the Furniture is licensed in its “as is” condition, and that there are no representations or warranties by Sublandlord regarding the suitability for Subtenant’s use, the condition or any other matter relating to the Furniture. Notwithstanding anything to the contrary set forth herein, except to the extent caused by Subtenant or any of the Subtenant’s agents, employees, contractors or invitees, the Furniture shall be ready for normal office use, including being connected to data cable, to the extent required, as of the date Sublandlord delivers possession of the Sublease Premises to Subtenant. If the Furniture is not ready for normal office use and/or not connected to data cables as provided above, Sublandlord shall be responsible for any required modification to the Furniture at its cost and expense, provided that Subtenant has delivered written notice thereof to Sublandlord not later than ten (10) days following the Commencement Date. Notwithstanding the foregoing, Subtenant, and not Sublandlord, shall be responsible, at its cost, for any repairs or modifications to the Furniture arising out of or in connection with the specific nature of Subtenant’s business, the acts or omissions of Subtenant, its agents, employees or contractors, Subtenant’s reconfiguration of any of the Furniture, any repairs, alterations, additions or improvements performed by or on behalf of Subtenant, and any design or configuration of the Sublease Premises created by or for Subtenant which specifically results in the need for such repair or modification. Subtenant further agrees that the Furniture is in the configuration depicted on Exhibit A and if Subtenant desires to reconfigure any of the Furniture, Subtenant shall do so at its own cost and expense, subject to Sublandlord’s reasonable prior written approval of such reconfiguration; provided that no such approval shall be required for the reconfiguration of Furniture that is not attached or affixed to the Sublease Premises (e.g., chairs and tables). Subtenant, at its sole cost and expense, shall maintain the Furniture in good condition and repair during the Term, reasonable wear and tear and any existing damage to such Furniture described on Exhibit A hereto excepted. In the event of any damage to the Furniture, Subtenant shall provide written notice to Sublandlord of such damage and Subtenant shall make any and all repairs that are necessary at Subtenant’s sole cost and expense. If Subtenant fails to make any required repairs to the Furniture for more than fifteen (15) days after notice from Sublandlord, Sublandlord may make the repairs, and Subtenant shall pay the reasonable cost of the repairs to Sublandlord within thirty (30) days after receipt of an invoice, together with an administrative charge in an amount equal to five percent (5%) of the cost of the repairs. At all times during the Term, Subtenant shall insure the Furniture for its full replacement value. Subtenant shall surrender the Furniture on the Expiration Date or earlier termination of this Sublease in the same condition as received, reasonable wear and tear excepted. This Sublease and the license rights granted in connection herewith shall not include any access to Sublandlord’s data center nor any right to require Sublandlord to provide any maintenance or repair or any technical or server support for any Furniture or any facilities within the Sublease Premises.

     2.3 Sublandlord may enter any part of the Sublease Premises at all reasonable hours, following reasonable prior notice (or in any emergency or suspected emergency, at any hour and without prior notice) (a) to inspect the Sublease Premises or to perform any obligations of Subtenant which Subtenant has failed to perform in accordance with the terms of this Sublease, or (b) to access the security panel located in the Sublease Premises, which controls Sublandlord’s internal security system or (c) to show the Sublease Premises to prospective lenders, subtenants and purchasers or at any time during the last six (6) months of the Term or when Subtenant is in default beyond the applicable notice and cure periods hereunder, to prospective subtenants and, if they are vacated, to prepare them for reoccupancy. Sublandlord shall take reasonable measures not to unreasonably interfere with Subtenant’s operations in connection with such entries.

     2.4 Subtenant shall have the right to use up to the number of Parking Spaces set forth in Section 1.13 on an unreserved basis during the Term. Subtenant may reduce the number of parking spaces used by Subtenant and subsequently increase the number of parking spaces, in each case by giving at least forty-five (45) days’ prior written notice to Sublandlord, together with any notice or other procedures required by any third party operator of the parking facility servicing the Building, and any requirements set forth in the Master Lease. Notwithstanding the foregoing, in no event shall Subtenant be entitled to use more than the number of Parking Spaces set forth in Section 1.13. Subtenant shall pay to Master Landlord directly the actual amount that Master Landlord charges Sublandlord for such Parking Spaces in accordance with Section 37 of the Master Lease.

     2.5 Subtenant shall have no right to expand or contract the Sublease Premises and no right of first refusal as to any other premises.

     2.6 Subtenant acknowledges that the Master Landlord has the right to terminate the Master Lease within ten (10) business days following Sublandlord’s request for Master Landlord’s consent to this Sublease. Any such exercise of Master Landlord’s recapture right shall not impose any liability on the part of Sublandlord under this Sublease. This Sublease shall automatically terminate upon the exercise by Master Landlord of such recapture right, and Sublandlord shall immediately return to Subtenant all deposits and prepaid rent paid to Sublandlord by Subtenant in connection with this Sublease.

3. SUBLEASE TERM.

     3.1 The Term of this Sublease shall commence on the Commencement Date specified in Section 1.5.

     3.2 If for any reason Sublandlord is delayed in delivery of the Sublease Premises to Subtenant, Sublandlord shall not be liable therefor, nor shall such failure affect the validity of this Sublease or the obligations of Subtenant hereunder, or extend the Expiration Date, but in such case the Commencement Date will not occur and Subtenant shall not be obligated to pay Rent until possession of the Sublease Premises are tendered to Subtenant.

     3.3 Unless sooner terminated or extended as provided herein, the Term shall end on the Expiration Date. However, this Sublease may be terminated prior to the Expiration Date if the Master Lease is terminated for any cause whatsoever (and Master Landlord does not require Subtenant to attorn), subject to the provisions of Section 16.4 below, or if this Sublease is terminated as otherwise provided for herein, in which case the Term shall end on such earlier termination. Other than as provided for below in Section 3.4 of this Sublease, Subtenant shall have no option to extend the Term of this Sublease or to elect an early termination of the Term.

     3.4 Subtenant shall have the right to extend the initial Term of this Sublease (the “Renewal Option”) for a period of three (3) years and twenty (20) days terminating on March 20, 2013 (the “Renewal Term”) (subject to any earlier termination pursuant to the terms of this Sublease) under the terms and conditions provided in this Sublease, if: (a) Sublandlord receives notice of exercise (“Exercise Notice”) not less than one hundred eighty (180) days or more than two hundred ten (210) days prior to the expiration of the initial Term; (b) Subtenant is not in default under this Sublease beyond any applicable cure periods at the time that Subtenant delivers its Exercise Notice; (c) no part of the Sublease Premises is sublet (other than pursuant to a Permitted Transfer, as defined in Section 9.3, below) at the time that Subtenant delivers its Exercise Notice; and (d) this Sublease has not been assigned (other than pursuant to a Permitted Transfer) prior to the date that Subtenant delivers its Exercise Notice.

          3.4.1 During the Renewal Term, the initial Base Rent shall be the Base Rent in effect at the expiration of the initial Term of this Sublease adjusted to reflect ninety-five percent (95%) of the current Fair Market Rate (defined below), as determined in accordance with this Section 3.4. Base Rent during the Renewal Term shall increase, if at all, in accordance with the increases assumed in the determination of Fair Market Rent. Subtenant shall pay Pass Through Costs and Other Charges for the Sublease Premises during the Renewal Term in accordance with the terms of this Sublease, except that the Base Year for the Renewal Term shall be calendar year 2010. Sublandlord and

Subtenant shall have thirty (30) days after Sublandlord receives the Exercise Notice in which to seek to agree on the Renewal Term Initial Base Rent. If Sublandlord and Subtenant agree on the Renewal Term Initial Base Rent during such thirty (30) day period (or at any time thereafter), they shall immediately execute an amendment to this Sublease confirming the Renewal Term Initial Base Rent as so agreed, as the Base Rent for the first year of the Renewal Term.

          3.4.2 If Sublandlord and Subtenant are unable to agree on the Renewal Term Initial Base Rent within such thirty (30) day period, then within ten (10) days after the expiration of such thirty (30) day period, Sublandlord and Subtenant each, at its own cost and by giving notice to the other party, shall appoint a licensed commercial real estate appraiser with at least five (5) years’ full-time commercial appraisal experience in the geographical area of the Building (an “Appraiser”) to evaluate and set the Renewal Term Initial Base Rent. If either Sublandlord or Subtenant does not appoint an Appraiser within ten (10) days after the other party has given notice of the name of its Appraiser, the single Appraiser appointed shall be the sole Appraiser and shall set the Renewal Term Initial Base Rent. If two (2) Appraisers are appointed by Sublandlord and Subtenant as stated in this Section, they shall meet promptly, shall share between themselves all relevant comparable information in their possession, and attempt in good faith to set the Renewal Term Initial Base Rent. If the two (2) Appraisers are unable to agree within thirty (30) days after the second Appraiser has been appointed, they shall attempt to select a third Appraiser (the “Independent Appraiser”) meeting the qualifications stated in this Section within ten (10) days after the last day the two (2) Appraisers are given to set the Renewal Term Initial Base Rent. If they are unable to agree on the Independent Appraiser, either Sublandlord or Subtenant, by giving ten (10) days’ notice to the other party, can apply to the then Presiding Judge of the Superior Court of Alameda County for the selection of an Independent Appraiser who meets the qualifications stated in this Section. Sublandlord and Subtenant each shall bear one-half (1/2) of the cost of appointing the Independent Appraiser and of paying the Independent Appraiser’s fee. The Independent Appraiser shall be a person who has not previously acted in any capacity for either Sublandlord or Subtenant. Within thirty (30) days after the selection of the Independent Appraiser, the three appraisers shall meet and share among themselves all relevant comparable information in their possession, and attempt in good faith to set the Renewal Term Initial Base Rent by a majority decision of the three Appraisers. If after a reasonable period of discussion, a majority of the Appraisers is unable to agree upon the Renewal Term Initial Base Rent, the Independent Appraiser shall set a date and time for the simultaneous submission in writing by the two (2) other Appraisers to the Independent Appraiser of what amount, in their respective opinion, is the appropriate amount to be set as the Renewal Term Initial Base Rent (respectively referred to as an “Appraiser Submittal”). Once the Appraiser Submittals are so submitted, the Independent Appraiser shall select the Appraiser Submittal which most closely corresponds with what the Independent Appraiser believes is the appropriate amount to be set as the Renewal Term Initial Base Rent, as the Renewal Term Initial Base Rent. The Independent Appraiser shall not have the authority to reach any other decision than selecting one of the Appraiser Submittals or seek to encourage any agreement then being reached among the Appraisers as to the Renewal Term Initial Base Rent. If either Appraiser fails timely to submit its Appraiser Submittal to the

Independent Appraiser, the single Appraiser Submittal timely submitted to the Independent Appraiser shall be adopted by the Independent Appraiser as the Renewal Term Initial Base Rent.

          3.4.3 After the Renewal Term Initial Base Rent for the first year of the Renewal Term has been set, the Appraisers shall notify Sublandlord and Subtenant and Sublandlord and Subtenant shall immediately execute an amendment to this Sublease (the “Renewal Amendment”) confirming the Renewal Term Initial Base Rent, as so determined, as the Base Rent for the first year of the Renewal Term. Subtenant shall execute and return the Renewal Amendment to Landlord within fifteen (15) days after Subtenant’s receipt of same, but, upon final determination of the Fair Market Rate applicable during the Renewal Term as described herein, an otherwise valid exercise of the Renewal Option shall be fully effective whether or not the Renewal Amendment is executed. If the determination of the Renewal Term Initial Base Rent is delayed beyond the date of commencement of the Renewal Term, Subtenant shall continue to pay Base Rent based upon the Base Rent for the last month of the initial Term of this Sublease. Upon the final determination of the Renewal Term Initial Base Rent, such determination shall be retroactive to the commencement date of the Renewal Term, and if such determination results in an underpayment of Base Rent by Subtenant, Subtenant shall pay to Sublandlord, within ten (10) days after such determination, any amount by which Subtenant may then have underpaid the Renewal Term Initial Base Rent for the portion of the Renewal Term which has then occurred. If such determination results in an overpayment of Base Rent by Subtenant, Sublandlord shall credit such overpayment against the next installment of Base Rent due under this Sublease and, to the extent necessary, any subsequent installments, until the entire amount of such overpayment has been credited against Base Rent.

          3.4.4 For purposes hereof, “Fair Market Rate” shall mean the arms length fair market annual rental rate per rentable square foot under renewal subleases and sublease amendments entered into on or about the date on which the fair market rent is being determined hereunder for space comparable to the Sublease Premises in the Building and in other Class “A” office buildings in the Watergate office project, EmeryStation North (5980 Horton Street) and EmeryStation One (5858 Horton Street) located in Emeryville, California. The determination of the Fair Market Rate shall take into account any material economic differences between the terms of this Sublease and any comparison sublease or sublease amendment, such as rent abatements, construction costs and other concessions and the manner, if any, in which the sublandlord under any such sublease is reimbursed for operating expenses and taxes.

          3.4.5 This Renewal Option is not transferable; the parties hereto acknowledge and agree that they intend that the aforesaid option to renew this Sublease shall be “personal” to Subtenant and any Permitted Transferee as set forth above and that in no event will any assignee or sublessee have any rights to exercise the aforesaid option to renew.

          3.4.6 If and when the Renewal Option is exercised in accordance with this Section 3.4 or if Subtenant fails to exercise the Renewal Option, Subtenant shall have no further right to extend the Term of this Sublease.

     3.5 Provided that Master Landlord has consented to this Sublease and Subtenant has delivered to Sublandlord all prepaid rental, guaranties, certificates of insurance and Security Deposits, if any, required hereunder, Sublandlord will permit Subtenant access to the Sublease Premises prior to the Commencement Date. Such access shall be for solely the purpose of installing cabling, telephones, furniture and preparing the Sublease Premises for occupancy by Subtenant (subject to the requirements of the Master Lease), and not for the purpose of conducting business thereon. Any entry by Subtenant pursuant to this Section 3.5 shall be subject to all of the terms and conditions of this Sublease (and the provisions of the Master Lease incorporated herein), except that Subtenant shall not be required to pay any Base Rent or Pass-Through Costs with respect to the period of time prior to the Commencement Date when Subtenant occupies the Sublease Premises for such purposes. However, Subtenant shall for any Other Charges (as defined in Section 4.4) during such period. Subtenant shall coordinate such entry and work with Sublandlord so as to minimize any interference with Sublandlord’s business operations outside the Sublease Premises or within the Sublease Premises prior to the Commencement Date. Sublandlord may withdraw such permission to enter the Sublease Premises prior to the Commencement Date at any time that Sublandlord reasonably determines that such entry by Subtenant is causing a dangerous situation for Sublandlord, Subtenant or their respective contractors or employees, or if Sublandlord reasonably determines that such entry by Subtenant is hampering or otherwise preventing Sublandlord from delivering possession of the Sublease Premises to Subtenant at the earliest possible date.

4. RENT.

     4.1 The rent payable by Subtenant for the Sublease Premises shall consist of the Base Rent under Section 4.2, the Pass Through Costs under Section 4.3 and the Other Charges under Section 4.4. Base Rent, Pass Through Costs, Other Charges and any other sums payable by Subtenant under this Sublease are collectively referred to as “Rent.” Subtenant’s covenant to pay Rent shall be independent of every other covenant in this Sublease. Checks shall be sent to a/c #77-20068, Siebel Systems, Inc., Lockbox# 7203, Bank of America, 7203 Collection Center Drive, Chicago, Illinois 60693, unless otherwise modified in writing by Sublandlord.

     4.2 Subject to Subtenant’s right to the Abated Base Rent pursuant to Section 4.7 below, beginning on the Commencement Date and continuing thereafter on the first day of each calendar month during the Term, Subtenant shall pay to Sublandlord, in advance, and without notice, demand, deduction or offset, the monthly Base Rent specified in Section 1.7. If the Commencement Date is a day other than the first day of a calendar month, the Base Rent for the month in which the Commencement Date occurs will be prorated, based on a thirty (30) day month. Subtenant shall pay the fifth full month’s Base Rent on the Execution Date, subject to Subtenant’s right to the Abated Base Rent provided for in Section 4.7 of this Sublease.

     4.3 Commencing as of January 1, 2006 and continuing throughout the Term, Subtenant also shall pay an amount equal to Subtenant’s Share of all amounts payable by Sublandlord under the Master Lease as “Operating Expenses”, insofar as applicable to the period encompassed by the Term and to the extent such amounts exceed the amounts payable as Operating Expenses for the base year 2005 (collectively, “Pass Through Costs”). To the extent Pass Through Costs are payable on a monthly estimated basis, the Operating Expenses with respect thereto shall be paid as and when Base Rent is due in an amount based on Master Landlord’s estimate and/or Sublandlord’s reasonable estimate; and upon any reconciliation of estimated and actual Pass Through Costs, the corresponding Pass Through Costs shall be adjusted between Sublandlord and Subtenant (with appropriate reimbursements or additional payments) within twenty (20) days after delivery to Subtenant of any reconciliation statement. For purposes of calculating Pass Through Costs, Sublandlord shall be entitled to rely conclusively on Master Landlord’s determination of estimated and actual Operating Expenses and shall be under no obligation to audit or verify the same. Commencing as of January 1, 2006, within a reasonable time following written request by Subtenant, Sublandlord shall provide Subtenant with a copy of the results of any audit conducted by Sublandlord with respect to Operating Expenses payable pursuant to the Master Lease and a copy of any annual statement of Operating Expenses provided by Master Landlord for the calendar year 2005 and/or any subsequent calendar year of the Term, provided that Subtenant’s right to receive the result of any audits in accordance with this Section shall be subject to any confidentiality requirements and limitations of Master Landlord.

     4.4 Throughout the Term, Subtenant also shall pay, within five (5) days after written notice, any other fees, charges or other sums payable with respect to the Sublease Premises (collectively, “Other Charges”) for: (a) excess or after hours utility consumption within the Sublease Premises; (b) excess, after hours or supplemental heating, ventilating or air conditioning service supplied to the Sublease Premises; (c) services or benefits supplied to the Sublease Premises at Subtenant’s request (or with Subtenant’s acquiescence) for which Master Landlord reserves any right to impose a fee or charge separate from the Pass Through Costs; (d) to reimburse Master Landlord or Sublandlord for taxes on personal property, equipment and fixtures located in or servicing the Sublease Premises during the Term; (e) to pay for any damage to the Building resulting from the act or omission of Subtenant or Subtenant’s agents, employees or invitees, subject to the subrogation provisions of Section 8.2 herein; and (f) amounts recoverable due to a default under the Master Lease which is the result of any Default or failure of performance by Subtenant under this Sublease. Sublandlord shall not assess any additional charge with respect to any of the Other Charges described in clauses (a), (b), (c) or (d) above.

     4.5 All Rent shall be paid to Sublandlord or to such other person or such other place as Sublandlord may from time to time designate in writing. If any Rent is not paid when due, Subtenant acknowledges that Sublandlord will incur additional administrative expenses and costs which are difficult or economically impractical to ascertain. Subtenant shall pay an administrative charge to Sublandlord equal to five percent (5%) of the delinquent amount for each thirty (30) days such payment is overdue. Neither demand for nor receipt of any late charge called for under this Sublease shall (i) operate to waive any default by Subtenant or provide a substitute for Subtenant’s full and timely performance of the obligation to pay Rent, or (ii) limit the exercise of any other right or remedy Sublandlord may have under this Sublease in case of Subtenant’s default.

     4.6 In the event of any casualty or condemnation affecting the Sublease Premises, Rent payable by Subtenant shall be proportionately abated, but only as to the portion of the Sublease Premises damaged or taken and only to the extent that Rent payable by Sublandlord is abated or reduced with respect to such portion of the Sublease Premises. In addition, in the event that Sublandlord receives an abatement of rent under the Master Lease as a result of an Essential Services Interruption pursuant to Section 15 of the Master Lease and the Sublease Premises is an Affected Area, Rent payable by Subtenant shall be proportionately abated, but only as to the portion of the Sublease Premises comprising an Affected Area. Subtenant shall have no right to terminate this Sublease in connection with any casualty or condemnation except to the extent that the Master Lease also is terminated as to the Sublease Premises.

     4.7 Notwithstanding anything in this Sublease to the contrary, so long as Subtenant is not in default under this Sublease beyond any applicable notice and cure period, Subtenant shall be entitled to an abatement of Base Rent with respect to the Sublease Premises, as originally described in this Sublease, in the amount of $44,121.80 per month for four (4) full calendar months of the Term, commencing with the first full calendar month of the Term (the “Abatement Period”). The maximum total amount of Base Rent abated with respect to the Sublease Premises in accordance with the foregoing shall equal $176,487.20 (the “Abated Base Rent”). Notwithstanding anything to the contrary set forth herein, Subtenant shall not be entitled to receive an Abated Base Rent during the continuance of an uncured default under this Sublease, provided that Subtenant’s right to receive such Abated Base Rent shall resume when and if such default is cured and Subtenant shall be entitled to a credit in the amount of the then remaining and unapplied portion of the Abated Base Rent against the next installment(s) of Base Rent until such time as Subtenant has been credited with the full amount of such unapplied Abated Base Rent. Only Base Rent shall be abated pursuant to this Section 4.7, as more particularly described herein, and all other Pass Through Costs and Other Charges, if any, shall remain as due and payable pursuant to the terms of this Sublease.

5. SECURITY DEPOSIT.

     5.1 On the Execution Date, Subtenant shall deposit with Sublandlord the Security Deposit in the amount specified in Section 1.12, as security for the full and faithful performance of every provision of this Sublease to be performed by Subtenant. The Security Deposit is not an advance Rent deposit, an advance payment of any other kind, or a measure of Sublandlord’s damage in case of Subtenant’s default. If Subtenant defaults with respect to any provision of this Sublease, including but not limited to the provisions relating to the payment of Rent and fails to cure such default during any applicable notice and cure period set forth herein, Sublandlord, without prejudice to any other right or remedy it may have, may use, apply or retain all or any part of the Security Deposit for the payment of any Rent or any other amount which Sublandlord may spend or become obligated to spend by reason of Subtenant’s default, to repair damages to any part of the Sublease Premises or the Building, to clean the Sublease Premises or to compensate Sublandlord for any other loss or damage which Sublandlord may suffer by reason of Subtenant’s default. Following any application of the Security Deposit, Subtenant shall, within five (5) days following Sublandlord’s demand, restore the Security Deposit to its full original amount, and Subtenant’s failure to restore the Security Deposit shall be deemed an event of default under this Sublease without further notice or cure period. In the event of bankruptcy or other insolvency proceedings filed by or against Subtenant, the Security Deposit shall be deemed to be applied first to the payment of Rent and other charges due Sublandlord for all periods prior to the effective date of such proceedings. Sublandlord shall not be required to keep the Security Deposit separate from its general funds, and Subtenant shall not be entitled to interest on the Security Deposit. If Subtenant shall fully and faithfully perform every provision of this Sublease to be performed by it, the Security Deposit or any unapplied balance thereof shall be returned to Subtenant within three (3) weeks following the Expiration Date or earlier termination of this Sublease. Subtenant waives the provisions of California Civil Code section 1950.7, and all other provisions of law now in force or that become in force after the date of execution of this Sublease, that provide that Sublandlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Subtenant, or to clean the Premises. Sublandlord and Subtenant agree that Sublandlord may, in addition, claim those sums reasonably necessary to compensate Sublandlord for any other loss or damage to which Sublandlord is entitled under this Sublease, at law or in equity.

6. POSSESSION AND USE.

     6.1 Subject to Sublandlord’s obligations with respect to the Furniture pursuant to Section 2.2, Sublandlord subleases the Sublease Premises to Subtenant, and Subtenant accepts the Sublease Premises, strictly in their present “as-is” and “with all faults” condition. Sublandlord has no obligation to prepare, modify or alter the Sublease Premises, except to provide the Furniture in the configuration described on Exhibit A hereto and to install the cabling associated with the Furniture. Subtenant acknowledges that it has had full opportunity to inspect the condition of the Sublease Premises and Building and all laws, rules, regulations, and restrictions statutes, codes, regulations, ordinances, and restrictions of any municipal or governmental entity whether in effect now or later (“Laws”) relating to its use and condition. Subtenant is not relying on any statement, representation or warranty made by or for Sublandlord with respect to the Sublease Premises or such Laws. Subtenant, by acceptance of possession of the Sublease Premises, conclusively acknowledges the Sublease Premises to be in good order and repair and in a tenantable condition and acceptable for its intended use.

     6.2 The Sublease Premises shall be used and occupied solely for Subtenant’s Use as specified in Section 1.9. Subtenant’s use shall comply with the relevant provisions of the Master Lease and all applicable Laws. Subtenant shall not use or suffer or permit the Sublease Premises to be used for any other purpose.

7. SERVICES, MAINTENANCE AND REPAIR OBLIGATIONS.

     7.1 Subtenant shall pay Subtenant’s Share of increases in utility costs over the cost of utilities during the Base Year as Pass Through Costs or Other Charges in accordance with Section 4. Master Landlord may charge Sublandlord for after-hours electrical and HVAC in accordance with Section 15 of the Master Lease. Sublandlord shall include in Other Charges (pursuant to Section 4.4 hereof) any such after-hours charge with respect to the Sublease Premises, without markup. Subtenant acknowledges that the Master Landlord may change such after-hours charges at any time, and that any such changes will be reflected in Other Charges. Sublandlord grants to Subtenant the right, so long as Subtenant is not in Default, to receive all of the services and benefits with respect to the Sublease Premises which are to be provided by Master Landlord under the Master Lease. Sublandlord shall have no duty to perform any obligations of Master Landlord which are, by their nature, the obligation of an owner or manager of real property. By way of illustration and not limitation, Sublandlord shall not be required to provide any services (including janitorial, utilities, heating, ventilation and air conditioning service, security, or use of common areas or parking facilities) or to perform any maintenance or repairs which Master Landlord is or may be required to provide or perform under the Master Lease. Sublandlord shall have no responsibility for or be liable to Subtenant for any default, failure or delay on the part of Master Landlord in the performance or observance by Master Landlord of any of its obligations under the Master Lease, nor shall such default by Master Landlord affect this Sublease or waive or defer the performance of any of Subtenant’s obligations under this Sublease, including without limitation the obligation to pay Rent; and Subtenant hereby expressly waives the provisions of any statute, ordinance or judicial decision, now or hereafter in effect, which would give Subtenant the right to make repairs at the expense of Sublandlord or Master Landlord, or to claim any actual or constructive eviction by virtue of any interruption in access, services or utilities to, or any failure to make repairs in or to, the Sublease Premises or the Building, including without limitation any rights under California Civil Code Sections 1932(1) and 1931(2), 1933(4), 1941 or 1942. Notwithstanding the foregoing, the parties do contemplate that Master Landlord will, in fact, perform its obligations under the Master Lease and in the event of any default or failure of such performance by Master Landlord, Sublandlord agrees that it will, upon notice from Subtenant, make demand upon Master Landlord to perform its obligations under the Master Lease. Sublandlord, however, shall have no obligation to sue the Master Landlord on Subtenant’s behalf or to terminate the Master Lease as a result of any such default or failure by Master Landlord.

     7.2 Subtenant shall maintain the Sublease Premises in a clean and orderly manner and condition, to the extent that Sublandlord is required to maintain the Sublease Premises under the Master Lease.

     7.3 Without limiting Subtenant’s obligations as incorporated from the Master Lease, Subtenant shall comply with all Laws and of all insurance bodies and their fire prevention engineers at any time in force, applicable to the use, condition, occupancy or modification of the Sublease Premises, including without limitation, all Laws promulgated or applicable as a result of the Americans with Disabilities Act. Without limiting the generality of the foregoing, Subtenant shall be responsible for all modifications (including structural modifications) to the Sublease Premises or Building triggered or required as a result of Subtenant’s particular use or modification of the Sublease Premises. All provisions of the Master Lease relating to the Subtenant’s or Sublandlord’s use of or liability arising from Hazardous Materials (as defined in Section 4.D of the Master Lease) are hereby incorporated herein, with the term “Subtenant” substituted for Tenant, except that Sublandlord is not assuming any responsibility or liability with respect to any Hazardous Materials brought onto the Premises by others or any liabilities of Master Landlord under the Master Lease.

8. SUBTENANT’S INSURANCE AND INDEMNITY.

     8.1 Throughout the Term, Subtenant shall procure and maintain, at its own cost and expense, such workers’ compensation, business interruption and commercial general liability insurance as is required to be carried by Tenant under the Master Lease, and such property insurance as is required to be carried by Tenant under the Master Lease to the extent such property insurance pertains to the Sublease Premises, all naming Sublandlord (and any of its designees), as well as Master Landlord, as additional insureds and loss payees in the manner required in the Master Lease. If the Master Lease requires the Tenant to insure leasehold improvements or Alterations (defined below), then Subtenant shall insure such leasehold improvements which are located in the Sublease Premises, as well as alterations in the Sublease Premises made by Subtenant. Subtenant shall furnish to Sublandlord a certificate of Subtenant’s insurance required under this Section 8.1 on or before the Commencement Date, or, if applicable, prior to accessing the Sublease Premises prior to the Commencement Date pursuant to Section 3.4. Subtenant’s general liability policies shall provide cross-liability coverage for Subtenant and Sublandlord (and any of its designees) to provide severability of interests, and the coverage afforded to Sublandlord must be as broad as that afforded to Subtenant. Within five (5) business days after any renewal or promptly upon any other request by Sublandlord, Subtenant shall furnish Sublandlord with copies of policies, or evidence of insurance, evidencing maintenance and renewal of the required coverage on ACORD 25 or other form reasonably acceptable to Sublandlord in its sole discretion, and a copy of the endorsement to Subtenant’s liability policy showing the additional insureds. In the event Subtenant does not maintain said insurance, Sublandlord may, in its sole discretion and without waiving any other remedies hereunder, upon not less than five (5) days’ prior written notice to Subtenant, procure said insurance and Subtenant shall pay to Sublandlord as rent the cost of said insurance plus a five percent (5%) administrative fee.

     8.2 Each party hereby waives claims against the other, and their respective agents, employees, successors, assignees, and subtenants, for damage to property owned by the waiving party where such damage is covered under any policy of property insurance maintained, without regard for the negligence or willful misconduct of the parties so released, so long as such waiver does not invalidate or adversely affect the waiving party’s property insurance; and each party shall obtain from its insurance carrier a waiver of its right of subrogation. Subtenant agrees to obtain, for the benefit of Master Landlord and Sublandlord, such waivers of subrogation rights from its insurer as are required of Sublandlord, as Tenant, under the Master Lease. Subtenant hereby waives claims against Master Landlord and Sublandlord for death, injury, loss or damage of every kind and nature, if and to the extent that Sublandlord, as Tenant, waives or releases such claims against Master Landlord under the Master Lease.

     8.3 To the fullest extent permitted by law, Subtenant waives all claims against Sublandlord for economic damages, damage to any property or injury or death of any person in, on or about the Sublease Premises arising at any time or from any cause other than to the extent resulting directly from the gross negligence or willful misconduct of Sublandlord. Subtenant agrees to protect, defend, indemnify and hold Sublandlord harmless from all claims, losses, damages, liabilities and expenses which Sublandlord may incur, or for which Sublandlord may be liable to Master Landlord, arising from (a) the use, modification or occupancy of the Sublease Premises or the Furniture during the Term, (b) the acts or omissions of Subtenant, its employees, agents, invitees, or contractors, and (c) any acts or events occurring in or about the Sublease Premises during the Term, which are the subject matter of any indemnity or hold harmless of Sublandlord, as Tenant, to Master Landlord under the Master Lease. Subtenant’s obligations to protect, defend, indemnify and hold harmless Sublandlord under this Section 8.3 are in no way conditioned upon either (i) Subtenant’s acts or omissions being a cause of any underlying claim, demand, action, loss or damage, or (ii) Sublandlord being free of negligence or wrongful conduct in connection therewith; provided, however, that Subtenant shall not be required to indemnify or hold Sublandlord harmless to the extent it is established that Sublandlord’s gross negligence or willful misconduct is the cause of any claim, demand, action, liability, expenses, loss or damage.

9. ASSIGNMENT OR SUBLETTING.

     9.1 Except with the prior written consent of Sublandlord, which consent shall not be unreasonably withheld (and the consent of Master Landlord if required by the Master Lease), Subtenant shall not voluntarily, involuntarily or by operation of law (a) assign, convey or mortgage this Sublease or any interest under it; (b) allow any transfer thereof or any lien upon Subtenant’s interest by operation of law; (c) further sublet the Sublease Premises or any part thereof; or (d) permit the occupancy of the Sublease Premises or any part thereof by anyone other than Subtenant or a Permitted Transferee (as defined in Section 9.3 below) (collectively, a “Transfer”). Subtenant shall provide Sublandlord with not less than thirty (30) days prior notice of a proposed Transfer. With any request for consent to a Transfer, Subtenant will submit a copy of the proposed Transfer document to Sublandlord and notify Sublandlord of the proposed effective date of the Transfer, the name of the proposed transferee (accompanied by evidence of the nature, character, ownership, business, and financial condition of the transferee and its business), all terms and conditions (including rental and other consideration) of or relating to the Transfer and a general description of any proposed alterations. Sublandlord shall grant or deny its consent to the proposed Transfer within a commercially reasonable time following submission of Subtenant’s request accompanied by the information required herein, but in any event not later than twenty (20) days following such submission. Consent by Sublandlord to any Transfer shall not be a waiver of Sublandlord’s rights as to any subsequent Transfer. Any approved Transfer shall be expressly subject to the terms and conditions of the Master Lease. Upon Default while a Transfer is in effect,

Sublandlord may collect directly from the transferee all sums becoming due to Subtenant under the Transfer and apply this amount against any sums due Sublandlord by Subtenant, and Subtenant hereby authorizes and directs any transferee to make payments directly to Sublandlord upon notice from Sublandlord. No direct collection by Sublandlord from any transferee shall constitute a novation or release of Subtenant, a consent to the Transfer or a waiver of the covenant prohibiting Transfers. In the event that Subtenant shall request Sublandlord’s consent to a Transfer, Subtenant shall pay Sublandlord’s processing costs and attorneys’ fees and costs incurred in reviewing such request, together with the fees and costs of Master Landlord in accordance with the terms of the Master Lease.

     9.2 If the consideration Subtenant receives for any Transfer (including key money and bonus money and any payment in excess of fair market value for services or assets provided or transferred in connection with the Transfer) exceeds the rent payable under this Sublease for the same period and portion of the Sublease Premises, then fifty percent (50%) of the excess shall be immediately due and payable by Subtenant to Sublandlord as Other Charges under this Sublease. Subtenant may deduct from the excess, on a straight-line basis, the following reasonable and customary expenses directly incurred by Subtenant attributable to the Transfer: (a) any alterations and tenant improvements, (b) tenant improvement allowances, (c) any brokerage commissions, (c) any attorneys’ fees costs, and (d) any processing costs and fees payable to Sublandlord and Master Landlord pursuant to Section 9.1 above. Subtenant shall allow Sublandlord to review and audit Subtenant’s book and records for the purpose of verifying Subtenant’s calculation of excess rent payable to Sublandlord.

     9.3 “Transfer” within the meaning of this Section shall not include any sublease or assignment of all or a portion of the Sublease Premises to any Affiliate (defined below) ) or to a successor to Subtenant by purchase, merger, consolidation or reorganization (a “Permitted Transfer”), if: (a) in the case of an assignment, such Affiliate assumes Subtenant’s obligations hereunder; (b) at least ten (10) business days prior to the effective date of such transfer Subtenant delivers to Sublandlord written notice of such transfer together with the information required herein; (c) the Transfer is not a subterfuge to avoid Subtenant’s obligations under this Sublease; (d) with respect to a Permitted Transfer to an Affiliate, the transferee has a tangible net worth at least equal to Subtenant’s either immediately before such transfer or as of the date of this Sublease, whichever is greater; (e) with respect to a purchase, merger, consolidation or reorganization or any Permitted Transfer which results in Subtenant ceasing to exist as a separate legal entity, (i) Subtenant’s successor shall own all or substantially all of the assets of Tenant, and (ii) Subtenant’s successor will have a tangible net worth at least equal to Subtenant’s either immediately before the proposed purchase, merger, consolidation or reorganization or as of the date of this Sublease, whichever is greater; and (f) Subtenant is not in Default hereunder or would, with the passage of time, be in Default hereunder. Any transferee that satisfies all of the foregoing as reasonably determined by Sublandlord may sometimes be referred to herein as a “Permitted Transferee”. For purposes of this Section 9.3, an “Affiliate” shall mean an entity controlled, controlling or under common control with Subtenant. Subtenant shall notify Sublandlord of any such Transfer to an Affiliate prior to its consummation. If requested by Sublandlord, Subtenant and such Permitted Transferee shall sign an assumption agreement in form and substance reasonably satisfactory to Sublandlord. If Sublandlord consents to any assignment of this Sublease or further subletting of the Sublease Premises, Sublandlord shall use reasonable efforts to obtain the consent of Master Landlord if required by the Master Lease. All costs of obtaining Master Landlord’s consent shall be borne by Subtenant. Sublandlord hereby waives its right to recapture the Sublease Premises in the event of a Transfer to a Permitted Transferee.

     9.4 No permitted assignment shall be effective and no permitted sublease shall commence unless and until any Default by Subtenant hereunder has been cured. No permitted assignment or subletting shall relieve Subtenant from Subtenant’s obligations and agreements under this Sublease, and Subtenant shall continue to be liable as a principal and not as a guarantor or surety, to the same extent as though no assignment or subletting had been made. Subtenant hereby waives the provisions of Section 1995.310 of the California Civil Code, or any similar or successor laws, now or hereinafter in effect, and all other remedies, including, without limitation, any right at law or equity to terminate this Sublease, on its own behalf and, to the extent permitted under all applicable Laws, on behalf of the proposed transferee. Any attempted Transfer in violation of this Section is voidable by Sublandlord.

10. ALTERATIONS.

     10.1 Subtenant shall not make any alterations in or additions to the Sublease Premises (“Alterations”) if to do so would constitute a default under the Master Lease (without regard to any requirement of notice or cure period). If Subtenant’s proposed Alterations would not constitute a default under the Master Lease, Sublandlord’s consent thereto shall nonetheless be required, but Sublandlord’s consent to such Alterations shall not be unreasonably withheld, and if Sublandlord consents thereto, Sublandlord shall use reasonable efforts to obtain the consent of Master Landlord, if such consent is required under the Master Lease. If Alterations by Subtenant are permitted or consented to, Subtenant shall comply with all of the covenants of Sublandlord, as Tenant, contained in the Master Lease pertaining to the installation and removal of such Alterations. In addition, Subtenant shall indemnify, defend and hold harmless Sublandlord against claim, liability, loss, cost, damage, liens and expense imposed on Sublandlord arising out of the installation and removal of Alterations by Subtenant. Sublandlord acknowledges that Subtenant desires to expand the size of the existing server room located within the Sublease Premises (the “Server Room Alterations”). The construction of the Server Room Alterations shall be subject to the terms of this Section 10 and further subject to the requirements of the Master Lease, including, without limitation, the requirement to obtain Master Landlord’s prior consent. Notwithstanding anything to the contrary set forth herein, Sublandlord reserves the right to require Subtenant to remove the Server Room Alterations prior to the Expiration Date and to restore the Sublease Premises to the condition existing prior to the making of the Server Room Alterations.

     10.2 If Subtenant performs any Alterations, Subtenant shall be obligated to remove such Alterations and restore the Sublease Premises to the condition existing on the Commencement Date (or on such earlier date as Subtenant first entered the Sublease Premises) if (a) the Master Lease requires such removal and restoration by Sublandlord or

(b) subject to Section 12.2 hereof, Sublandlord reserved the right to require such removal at the time of its consent to such Alterations.

11. CASUALTY OR EMINENT DOMAIN.

     11.1 In the event of a fire or other casualty affecting the Building or the Sublease Premises, or of a taking of all or a part of the Building or the Sublease Premises under the power of eminent domain, Sublandlord shall be entitled to exercise any right it may have to terminate the Master Lease without first obtaining the consent or approval of Subtenant. If the Master Lease imposes on Sublandlord the obligation to repair or restore the Premises, the Building, and any leasehold improvements or alterations, Subtenant shall be responsible for repair or restoration of the Premises, the Building, and any leasehold improvements or alterations within the Sublease Premises to the extent the Sublandlord, as Tenant under the Master Lease, is obligated under the Master Lease. Subtenant also shall be obligated to restore or replace any Furniture so damaged or taken that is required to be insured by Subtenant pursuant to Section 2.2.

12. SURRENDER.

     12.1 On the Expiration Date, or upon the earlier termination of this Sublease or of Subtenant’s right to possession of the Sublease Premises, Subtenant will at once surrender and deliver up the Sublease Premises, together with all improvements thereon, to Sublandlord in as good condition and repair as when delivered to Subtenant, reasonable wear and tear, Master Landlord’s repair obligations and casualty excepted. Conditions existing because of Subtenant’s failure to perform maintenance, repairs or replacements as required of Subtenant under this Sublease shall not be deemed “reasonable wear and tear.” Subtenant shall surrender to Sublandlord all keys to the Sublease Premises and make known to Sublandlord the combination of all combination locks which Subtenant is permitted to leave on the Sublease Premises. If Subtenant exercises its Renewal Option, as defined below, then at the expiration or earlier termination of the Renewal Term and upon request of Sublandlord, Subtenant shall remove the cabling installed by Sublandlord for Subtenant under this Sublease and shall repair any injury or damage to the Sublease Premises which may result from such removal, and restore the Sublease Premises to the same condition as prior to the installation thereof.

     12.2 All Alterations in or upon the Sublease Premises made by Subtenant and not removed or required to be removed hereunder shall become a part of and shall remain upon the Sublease Premises upon such termination without compensation, allowance or credit to Subtenant. At Sublandlord’s written request Subtenant shall restore the Sublease Premises to their condition prior to the making of such Alterations and repair any damage occasioned by such removal or restoration. Within ten (10) days after receipt of Subtenant’s request, Sublandlord shall advise Subtenant in writing as to which portions of the Alteration are required to be removed hereunder. If Sublandlord advises Subtenant in writing that Subtenant is not required to remove a particular Alteration, Subtenant shall have no obligation to remove such Alteration. If Subtenant is permitted or required to remove any Alteration or a portion thereof, and Subtenant does not complete such removal in accordance with this Section, Sublandlord may remove the same (and repair any damage occasioned thereby), and dispose thereof, or at its election, warehouse the same. Subtenant shall pay the costs of such removal, repair and warehousing on demand, plus an administrative fee equal to five percent (5%) of such costs, on demand.

     12.3 Except as otherwise provided for in Section 12.1, as between Sublandlord and Subtenant, Subtenant shall not be required to remove any Alterations performed by Sublandlord prior to the Commencement Date (“Sublandlord Alterations”) or to restore the Sublease Premises to their condition prior to the making of such Sublandlord Alterations. If Sublandlord is required under the Master Lease to remove any Sublandlord Alterations performed prior to the Commencement Date, Subtenant shall permit Sublandlord to enter the Sublease Premises for a reasonable period of time prior to the expiration date of the Master Lease for the purpose of removing Sublandlord Alterations and restoring the Sublease Premises as required by the Master Lease; provided that any such entry shall be subject to Section 2.3.

     12.4 On or before the Expiration Date, or upon the earlier termination of the Sublease or of Subtenant’s right to possession of the Sublease Premises, Subtenant shall remove Subtenant’s articles of personal property incident to Subtenant’s business which are not affixed to the Sublease Premises (“Trade Fixtures”); provided, however that Subtenant shall repair any injury or damage to the Sublease Premises which may result from such removal, and shall restore the Sublease Premises to the same condition as prior to the installation thereof. If Subtenant does not remove Subtenant’s Trade Fixtures from the Sublease Premises on or before the Expiration Date or the earlier termination of Subtenant’s right to possession, Sublandlord may, at its option, remove the same (and repair any damage occasioned thereby and restore the Sublease Premises as aforesaid) and dispose thereof or warehouse the same, and Subtenant shall pay the cost of such removal, repair, restoration or warehousing, plus an administrative fee equal to five percent (5%) of such costs, to Sublandlord on demand, or Sublandlord may treat said Trade Fixtures as having been conveyed to Sublandlord with this Sublease acting as a Bill of Sale therefor, without further payment or credit by Sublandlord to Subtenant.

13. HOLDING OVER.

     13.1 Subtenant has no right to occupy the Sublease Premises or any portion thereof after the Expiration Date or after the earlier termination of this Sublease or of Subtenant’s right to possession hereunder. In the event Subtenant or any party claiming by, through or under Subtenant holds over, Sublandlord may exercise any and all remedies available to it at law or in equity to recover possession of the Sublease Premises, and to recover damages, including without limitation, damages payable by Sublandlord to Master Landlord by reason of such holdover.

     13.2 Without limiting Sublandlord’s rights under Section 13.1, for each and every month or partial month that Subtenant or any party claiming by, through or under Subtenant remains in occupancy of all or any portion of the Sublease Premises after the Expiration Date or after the earlier termination of this Sublease or of Subtenant’s right to possession, Subtenant shall pay, as minimum damages and not as a penalty, monthly Base Rent at a rate equal to one hundred fifty percent (150%) of the rate of Base Rent payable by Subtenant hereunder immediately prior to the Expiration Date or the earlier termination of this Sublease or of Subtenant’s right to possession, which holdover rate shall be prorated on a daily basis. The acceptance by Sublandlord of any lesser sum shall be construed as payment on account and not in satisfaction of damages for such holding over.

14. ENCUMBERING TITLE.

     14.1 Subtenant shall not do any act which in any way encumbers the title of Master Landlord in and to the Building nor shall the interest or estate of Master Landlord or Sublandlord be in any way subject to any claim by way of lien or encumbrance, whether by operation of law or by virtue of any express or implied contract by Subtenant, or by reason of any other act or omission of Subtenant. Any claim to, or lien upon, the Sublease Premises or the Building arising from any act or omission of Subtenant shall accrue only against the estate of Subtenant and shall be subject and subordinate to the paramount title and rights of Master Landlord and the Sublandlord.

     14.2 Without limiting the generality of Section 14.1, Subtenant shall not permit the Sublease Premises or the Building to become subject to any mechanics’, laborers’ or materialmen’s lien on account of labor or material furnished to Subtenant or claimed to have been furnished to Subtenant in connection with work of any character performed or claimed to have been performed on the Sublease Premises by, or at the direction or sufferance of, Subtenant. Sublandlord may cause such liens to be released by any means it deems proper, including payment, at Subtenant’s expense and without affecting Sublandlord’s rights.

15. SUBTENANT’S DEFAULT.

     15.1 Any one or more of following events shall be considered a “Default” by Subtenant, as such term is used in this Sublease:

          15.1.1 Subtenant shall be adjudged an involuntary bankrupt, or a decree or order approving, as properly filed, a petition or answer filed against Subtenant asking reorganization of Subtenant under the Federal bankruptcy laws as now or hereafter amended, or under the laws of any state, shall be entered, and any such decree or judgment or order shall not have been vacated or stayed or set aside within sixty (60) days from the date of the entry or granting thereof; or

          15.1.2 Subtenant shall file, or admit the jurisdiction of the court and the material allegations contained in, any petition in bankruptcy, or any petition pursuant or purporting to be pursuant to the Federal Bankruptcy laws now or hereafter amended, or Subtenant shall institute any proceedings for relief of Subtenant under any bankruptcy or insolvency laws or any laws relating to the relief of debtors, readjustment of indebtedness, re-organization, arrangements, composition or extension; or

          15.1.3 Subtenant shall make any assignment for the benefit of creditors or shall apply for or consent to the appointment of a receiver for Subtenant or any of the property of Subtenant; or

          15.1.4 Subtenant shall admit in writing its inability to pay its debts as they become due; or

          15.1.5 The Sublease Premises are levied on by any revenue officer or similar officer; or

          15.1.6 A decree or order appointing a receiver of the property of Subtenant shall be made and such decree or order shall not have been vacated, stayed or set aside within thirty (30) days from the date of entry or granting thereof; or

          15.1.7 Subtenant shall abandon the Sublease Premises during the Term or assign this Sublease or further sublet of the Sublease Premises other than in strict accordance with Section 9; or

          15.1.8 Subtenant fails to make any payment of Rent required to be made by Subtenant as and when the same is due and such failure continues for five (5) days after written notice from Sublandlord; or

          15.1.9 Subtenant fails to secure insurance or to provide proper evidence of insurance as set forth in Section 8 of this Sublease or fails to keep the Sublease Premises or the Building free of lien claims as set forth in Section 14 of this Sublease and either such failure continues for more than five (5) days after written notice thereof to Subtenant; or

          15.1.10 Subtenant, by its act or omission, causes an event or condition under the Master Lease which either is a default thereunder or, subject only to the delivery of any required notice or passage of any cure or grace period, would constitute a default thereunder; or

          15.1.11 Subtenant fails to fulfill, keep, observe or perform any of the other covenants and obligations herein contained to be fulfilled, kept, observed and performed by Subtenant, and such failure continues for more than twenty (20) days after notice thereof in writing to Subtenant.

     15.2 Upon the occurrence of any one or more Defaults, Sublandlord may exercise any remedy against, and recover such amounts from, Subtenant as Master Landlord may exercise or be entitled to for default by Tenant under the Master Lease, which provisions of the Master Lease are hereby incorporated herein by reference. Without limiting the generality of the foregoing, Sublandlord may exercise the damage remedies available under California Civil Code Sections 1951.2 and 1951.4 or any similar or successor statute which provides that a lessor may continue a lease in effect and recover damages as they become due.

16. PROVISIONS REGARDING MASTER LEASE.

     16.1 This Sublease and all rights of the parties hereunder are subject and subordinate to the Master Lease. The parties hereby acknowledge, each to the other, that it is not practical in this Sublease to enumerate all of the rights and obligations of the various parties under the Master Lease and specifically to allocate those rights and obligations in this Sublease. Accordingly, in order to afford to Subtenant the benefits of this Sublease and of those provisions of the Master Lease which by their nature are intended to benefit the party in possession of the Sublease Premises, and in order to protect Sublandlord against a Default by Subtenant which might cause a default by Sublandlord under the Master Lease, Sublandlord and Subtenant covenant and agree as set forth in this Article 16.

     16.2 Except as expressly set forth in this Sublease to the contrary or modified herein, or otherwise excluded, the provisions of the Master Lease are hereby expressly incorporated into this Sublease with the term “Sublandlord” substituted for Landlord, the term “Subtenant” substituted for Tenant and the term “Sublease substituted for Lease and the term “Sublease Premises” substituted for “Premises”. Notwithstanding the foregoing, Sublandlord and Subtenant agree that Sublandlord shall not be responsible or liable to Subtenant for the performance or nonperformance of any obligations of Master Landlord under the Master Lease, including, without limitation, providing any insurance, performing any services, providing any utilities or other similar services, performing any maintenance or making any improvements or repairs, compliance with any laws with respect to the Sublease Premises and/or taking any other action relating to the operation, maintenance, repair, alteration or servicing of the Sublease Premises that Master Landlord may have agreed to provide, furnish, make, comply with, or take, or cause to be provided, furnished, made, complied with or taken under the Master Lease.

     16.3 Except as otherwise expressly provided in this Sublease, Subtenant shall perform all affirmative covenants and shall refrain from performing any act which is prohibited by the negative covenants of the Master Lease, where the obligation to perform or refrain from performing is by its nature imposed upon the party in possession of the Sublease Premises. If practicable, Subtenant shall perform affirmative covenants which are also covenants of Sublandlord under the Master Lease (including, without limitation, providing any notices) at least five (5) days prior to the date when Sublandlord’s performance is required under the Master Lease. Subject to Section 2.3 above, Sublandlord shall have the right to enter the Sublease Premises to cure any Default by Subtenant under this Section.

     16.4 It is expressly agreed that: (a) if the Master Lease should terminate prior to the Expiration Date of this Sublease, Sublandlord shall have no liability to Subtenant, except as expressly set forth herein; and (b) to the extent the Master Lease grants Sublandlord any discretionary right to terminate the Master Lease, whether due to casualty, condemnation, by election by Sublandlord or otherwise, Sublandlord shall be entitled to exercise or not exercise such right in its sole and absolute discretion and without liability to Subtenant. Notwithstanding the foregoing, if the Master Lease should terminate as a result of a voluntary termination of the Master Lease by Sublandlord, Sublandlord shall, upon written request by Subtenant, execute a quitclaim bill of sale to Subtenant for consideration of $1.00 from Subtenant for the Furniture, without representation or warranty as to title, condition, or suitability or fitness for Subtenant’s use. In the event of such voluntary termination by Sublandlord, Sublandlord shall give Subtenant not less than thirty (30) days’ prior written notice of such termination and

Sublandlord shall use commercially reasonable efforts to obtain an nondisturbance agreement or a direct lease between Master Landlord and Subtenant for a term that is of the same duration as the then remaining Term. In the event Master Landlord agrees to enter into a nondisturbance agreement or a direct lease with Subtenant, then until the Expiration Date set forth in Section 1.6, Sublandlord shall be obligated to pay to Master Landlord the difference, calculated on a monthly basis, between the Base Rent payable under this Sublease and the base rent payable under the direct lease between Master Landlord and Subtenant (the “Base Rent Differential”), which Base Rent Differential shall be agreed upon in writing between Master Landlord and Sublandlord. Subtenant hereby acknowledges and agrees that (i) Sublandlord shall have no obligation to pay any Base Rent Differential beyond the Expiration Date set forth in Section 1.6 and (ii) Sublandlord shall have no liability to Subtenant in the event that, despite Sublandlord’s commercially reasonable efforts, Master Landlord is unwilling to enter into a nondisturbance agreement or a direct lease with Subtenant. Notwithstanding the foregoing, to the extent the Master Lease grants Sublandlord a discretionary right to terminate the Master Lease as a result of casualty, condemnation or a default by Master Landlord under the Master Lease, Sublandlord shall be entitled to exercise or not exercise such right in its sole and absolute discretion without any liability to Subtenant and without any obligation to pay any Base Rent Differential described above.

     16.5 Any non-liability, release, indemnity or hold harmless provision in the Master Lease for the benefit of Master Landlord shall be deemed to apply under this Sublease and inure to the benefit of both Sublandlord and Master Landlord.

     16.6 If Subtenant desires to take any action which requires the consent of Master Landlord under the terms of the Master Lease, then, notwithstanding anything to the contrary herein: (a) Sublandlord, independently, shall have the same rights of approval or disapproval as Master Landlord has under the Master Lease; (b) Subtenant shall not take any such action until it obtains the consent of both Sublandlord and Master Landlord; and (c) Subtenant shall request that Sublandlord obtain Master Landlord’s consent on Subtenant’s behalf and Sublandlord shall use commercially reasonable efforts to obtain such consent. Subtenant shall pay all costs reasonably incurred by Sublandlord in seeking or procuring Master Landlord’s consent. Any approval or consent required of Sublandlord conclusively shall be deemed reasonably withheld if approval or consent also is required of the Master Landlord, and Master Landlord fails to give Master Landlord’s approval or consent.

     16.7 Subtenant shall protect, defend, indemnify and hold harmless Sublandlord from any and all liability, damages, liabilities, claims, proceedings, actions, demands and costs (including reasonable attorneys’ fees) resulting, directly or indirectly, from Subtenant’s Default under this Sublease.

     16.8 Notwithstanding anything to the contrary contained herein, the following provisions of the Master Lease shall not apply to the benefit of Subtenant and are excluded from this Sublease: Sections 1 (Premises), 2 (Possession and Lease Commencement), 3 (Term), 8.B(5) (Self-Insurance; Deductibles), 8.D (Landlord’s Indemnification), 19 (Security Deposit), Section 21A(3) (Permitted Transfer), 39.A (Base Rent), 39.B (Option

to Renew), 39C (One-Time Option to Expand), 39.D (Right of First Opportunity), 39.E (One-Time Decrease of Initial Premises) 39.G (Signage), 39.H (Letter of Credit), 39.I (BOMA Method of Measurement), 39.K (Early Access) and Exhibit C of the Original Lease; Sections 1(c), 2 (Rent), 3 (Security Deposit), 5 (Tenant Improvements), 6 (Early Access), 7 (Assignment and Subletting), 8 (BOMA Method of Measurement), and 10 (Security System) of the First Amendment; the entire Second Amendment, other than Section 4 thereof; and Sections II (Base Rent), IV (Representation) and V (Other Pertinent Provisions) of the Third Amendment.

     16.9 Sublandlord agrees, upon prior written request of Subtenant, to (a) notify Master Landlord if Master Landlord has failed to perform any of its obligations with respect to the Sublease Premises pursuant to the terms of the Master Lease, and (b) use commercially reasonable efforts, at Subtenant’s sole cost and expense, to cause Master Landlord to provide, furnish, or comply with any of Master Landlord’s obligations under the Master Lease (provided, however, that Sublandlord shall not be obligated to use such efforts or take any action which, in Sublandlord’s judgment, might give rise to a default by Sublandlord under the Master Lease or which require Sublandlord to institute legal proceedings against Master Landlord). Sublandlord shall use commercially reasonable efforts to perform its obligations under the Master Lease pursuant to the terms of the Master Lease.

17. MASTER LANDLORD’S CONSENT.

     17.1 This Sublease and the obligations of the parties hereunder are expressly conditioned upon Sublandlord’s obtaining the prior written consent hereto by Master Landlord. Subtenant shall promptly deliver to Sublandlord any non-confidential information reasonably requested by Master Landlord with respect to the nature and operation of Subtenant’s business and/or the financial condition of Subtenant.

     17.2 Sublandlord and Subtenant hereby agree, for the benefit of Master Landlord, that this Sublease and Master Landlord’s consent hereto shall not (a) create privity of contract between Master Landlord and Subtenant; (b) be deemed to have amended the Master Lease in any regard (unless Master Landlord shall have expressly agreed writing to such amendment); or (c) be construed as a waiver of Master Landlord’s right to consent to any assignment of the Master Lease by Sublandlord or any further subletting of the Sublease Premises, or as a waiver of Master Landlord’s right to consent to any assignment by Subtenant of this Sublease or any subletting of the Sublease Premises or any part thereof.

18. NOTICES.

     18.1 All notices which may or are required to be given by either party to the other shall be in writing and shall be deemed given when received or refused if personally delivered, or if sent by United States registered or certified mail, postage prepaid, return receipt requested, or if sent by a nationally recognized overnight commercial courier service providing receipted delivery, in any such case (a) if to Subtenant, addressed to Subtenant at the address specified in Section 1.10 or at such other place as Subtenant may from time to time designate by notice in writing to Sublandlord or (b) if for Sublandlord, addressed to Sublandlord at the address specified in Section 1.11 or at such other place as Sublandlord may from time to time designate by notice in writing to Subtenant. Each party agrees promptly to deliver to the other party a copy of any notice, demand, request, consent or approval received from Master Landlord.

     18.2 Any notice delivered by Sublandlord in connection with, or as a precondition to, a Default by Subtenant shall be in lieu of and not in addition to any notice to pay rent or notice to perform covenant required under law.

19. MISCELLANEOUS.

     19.1 Each party warrants to the other that it has had no dealings with any broker or agent in connection with this Sublease, except those Brokers specified in Section 1.14 above. Each party covenants to protect, defend, indemnify and hold harmless the other party from and against any and all costs (including reasonable attorneys’ fees), expense or liability for any compensation, commission and charges claimed by any broker or other agent, other than the Brokers, with respect to this Sublease or the negotiation thereof on behalf of such indemnifying party. Sublandlord shall pay any commissions or fees owing to Brokers with respect to this Sublease to Jones Lang LaSalle pursuant to the terms of a separate written agreement.

     19.2 Sublandlord shall not be responsible for providing any security to the Sublease Premises.

     19.3 In the event that any action is brought by either party to enforce the terms of this Sublease, the prevailing party shall be entitled to reasonable attorneys’ fees and costs.

     19.4 This Sublease is the entire agreement between the parties regarding its subject matter and supersedes any prior oral or written agreements among them regarding the subject matter contained herein.

     19.5 No waiver of any provision of this Sublease or consent to any action shall constitute a waiver of any other provision of this Sublease or consent to any other action. No waiver or consent shall constitute a continuing waiver or consent, or commit a party to provide a future waiver, unless such provision is expressly set forth in writing. Any waiver given by a party shall be void if the party requesting such waiver has not provided a full and complete disclosure of all material facts relevant to the waiver requested.

     19.6 The terms of this Sublease have been negotiated by the parties hereto and the language used in this Sublease shall be deemed to be the language chosen by the parties hereto to express their mutual intent. The parties acknowledge and agree that each party and its counsel have reviewed and revised this Sublease and that no rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall be employed in the interpretation of this Sublease.

     19.7 This Sublease is subject to amendment only by a writing that makes reference to this Sublease and is signed by all parties hereto.

     19.8 This Sublease may be executed in counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

     19.9 Sublandlord shall provide and cause to be installed at Sublandlord’s sole cost and expense, subject to any approval rights of Master Landlord pursuant to the Master Lease, the initial listing of Subtenant’s name in the Building directory and at the entry to the Sublease Premises. Such signage shall consist of Building standard materials and shall comply with current Building specifications.

     19.10 Sublandlord shall, within ten (10) business days after receipt of a written request from Subtenant but not more often than twice during the Term, execute and deliver a commercially reasonable estoppel certificate to Subtenant providing a certification as to the status of this Sublease, the existence of any defaults by Subtenant hereunder, and the amount of Rent that is due and payable hereunder.

     19.11 Sublandlord hereby represents and warrants to Subtenant that (a) the Master Lease is in full force and effect, (b) each individual executing this Sublease on behalf of Subtenant is authorized to do so on behalf of Subtenant and (c) to Sublandlord’s actual knowledge, (i) there exists no default on the part of Sublandlord or Master Landlord under the Master Lease and (ii) there exists no event which, with notice and/or the passage of time would constitute and event of default under the Master Lease. For purposes of this Section, “Sublandlord’s actual knowledge” shall be deemed to mean and limited to the current actual knowledge of Linda Jansen, Vice President, Facilities and Real Estate, at the time of execution of this Sublease and not any implied, imputed, or constructive knowledge of said individual or of Sublandlord or any parties related to or comprising Sublandlord and without any independent investigation or inquiry having been made or any implied duty to investigate or make any inquiries; it being understood and agreed that such individual shall have no personal liability in any manner whatsoever hereunder or otherwise related to the transactions contemplated hereby.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Sublease on the dates set forth below, intending to be bound hereby.

SUBLANDLORD:

SIEBEL SYSTEMS, INC.,
a Delaware corporation

By:	/s/ Jeffrey T. Amann
Name:	Jeffrey T. Amann
Its:	Senior Vice President and General Counsel

Date:	8/5/04

SUBTENANT:

ONYX PHARMACEUTICALS, INC.,
a Delaware corporation

By:	/s/ Hollings C. Renton
Name:	Hollings C. Renton
Its:	Chairman and CEO

Date:	August 3, 2004